UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2005

Rambus Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4440 El Camino Real, Los Altos, California	94022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 947-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

See Section 2.03

Section 2 – Financial Information

Item 2.03 Creation of Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of Registrant.

On February 1, 2005, Rambus Inc. (the “Registrant”) issued and sold to Credit Suisse First Boston, LLC and Deutsche Bank Securities Inc. $300 million aggregate principal amount of zero coupon senior convertible notes, due February 1, 2010. In addition, Registrant granted to Credit Suisse and Deutsche Bank a 30 day option to acquire an additional $60 million aggregate principal amount of notes. The Registrant elected to pay the principal amount of the notes in cash when they are due. The initial conversion price of the notes is approximately $26.84 per share (subject to adjustment).

The notes are subject to repurchase in cash in the event of a fundamental change involving the Registrant at a price equal to 100% of the principal amount. The Registrant may be obligated to pay an additional “make whole” premium (payable in shares of common stock) in the event the notes are converted following a fundamental change. The “make whole” premium is based on numerous factors and could be up to 33% per $1,000 principal amount of notes.

A fundamental change is defined as:

•	any “person” or “group” (other than Registrant, its subsidiaries or respective employee benefit plans) files a Schedule 13D or Schedule TO, disclosing, or Registrant otherwise become aware, that such person is or has become the “beneficial owner,” directly or indirectly, of shares of Registrant’s voting stock representing 50% or more of the total voting power of all outstanding classes of Registrant’s voting stock or has the power, directly or indirectly, to elect a majority of the members of Registrant’s board of directors; or

•	Registrant consolidates with, or merges with or into, another person or it sells, assigns, conveys, transfers, leases or otherwise dispose of all or substantially all of its assets, or any person consolidates with, or merges with or into, Registrant, in any such event other than pursuant to a transaction in which the persons that beneficially owned directly or indirectly, the shares of Registrant’s voting stock immediately prior to such transaction beneficially own, directly or indirectly, shares of voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person.

Upon the occurrence of an event of default, Registrant’s obligations under the notes may become immediately due and payable.

An event of default is defined as:

•	default in the payment when due of any principal of any of the notes at maturity, upon exercise of a repurchase right or otherwise;

•	default in the payment of liquidated damages, if any, which default continues for 30 days;

•	default in Registrant’s obligation to provide notice of the occurrence of fundamental change when required by the indenture;

•	failure to comply with any of Registrant’s other agreements in the notes or the indenture upon its receipt of notice to it of such default from the trustee or to Registrant and the trustee from holders of not less than 25% in aggregate principal amount at maturity of the notes, and Registrant fails to cure (or obtain a waiver of) such default within 60 days after it receives such notice;

•	failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by Registrant or any of its subsidiaries in excess of $30.0 million principal amount, if such indebtedness is not discharged, or such acceleration is not annulled, by the end of a period of ten days after written notice to Registrant by the trustee or to Registrant and the trustee by the holders of at least 25% in principal amount of the outstanding notes; and

•	certain event of bankruptcy, insolvency or reorganization relating to Registrant.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2005	Rambus Inc.

/s/ Robert K. Eulau
Robert K. Eulau, Senior Vice President, Finance and Chief Financial Officer